EMPLOYMENT AGREEMENT
EMPLOYMENT AGREEMENT (“Agreement”), entered into as of December 29, 2017 (the “Effective Date”), by and between AIMCO Properties, L.P., a Delaware limited Partnership (the “Partnership”), and Terry Considine (the “Executive”).
W I T N E S S E T H:
WHEREAS, the Executive possesses unique personal knowledge, experience and expertise concerning the business and operations conducted by Apartment Investment and Management Company (the “Company”) through the Partnership and other entities (the “Company Group”);
WHEREAS, the Company’s wholly-owned subsidiary, AIMCO-GP, Inc., is the general partner of the Partnership (the “General Partner”);
WHEREAS, the Partnership and the Executive have previously entered into an employment agreement, effective as of December 29, 2008 (the “Prior Agreement”);
WHEREAS, the Partnership desires to continue to employ the Executive, and the Executive desires to continue to be employed by the Partnership, upon the terms and subject to the conditions set forth in this Agreement; and
WHEREAS, effective as of the Effective Date, the Partnership and the Executive desire to enter into this Agreement as to the terms and conditions of the Executive’s continued employment with the Partnership.
NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.EMPLOYMENT AND DUTIES.
1.1    Term of Employment. The Executive’s term of employment under this Agreement shall commence on the Effective Date and shall continue until December 31, 2019, unless further extended or earlier terminated as provided in this Agreement. The period of time between the Effective Date and the termination of the Executive’s employment under this Agreement shall be referred to herein as the “Employment Term.”
1.2    General.
(a)    During the Employment Term, the Executive shall have the titles of Chief Executive Officer and President of the General Partner and the Company (except as provided herein below) and shall have the authorities, duties and responsibilities customarily exercised by an individual serving in these positions in a corporation of the size and nature of the Company and such other authorities, duties and responsibilities as may from time to time be delegated to him by the Board of Directors of the Company (the “Board”) that are consistent with the foregoing. If requested by the Board or the Executive, the Executive will work with the Board to identify a person to serve as President of the Company reporting directly and solely to the Executive and, upon the appointment of such person, the Executive shall cease to have the title of President and the associated authorities, duties and responsibilities of President shall be exercised by such successor, subject to the authority of the Executive as Chief Executive Officer. The Executive shall faithfully and diligently discharge his duties hereunder and use his best efforts to implement the policies established by the Board from time to time. During the Employment Term, the Executive shall be the highest ranking executive of the Company and no other officer will be appointed with authority over the Executive, and the Executive shall report directly to the Board. Subject to the foregoing, the Executive shall continue to serve as a member of the Board and as Chairman of the Board, provided, that the Board reserves the right to remove him as Chairman and to appoint another member of the Board as non-executive Chairman, with the associated authorities, responsibilities and duties, if (i) the Executive is prohibited from serving as Chairman or on the Board by legislative or regulatory requirements, or (ii) the Executive is not elected to the Board. If requested by the Board, the Executive shall serve as a director and/or officer of, and provide services commensurate with his position to, subsidiaries and affiliates within the Company Group for no additional compensation; in which case, the indemnification and insurance described in Section 7 below shall also apply to such services.
(b)    The Executive shall, as in the past, devote substantially all of his business time, attention, knowledge and skills faithfully, diligently and to the best of his ability, in furtherance of the business and activities of the Company Group; provided, however, that subject to the terms set forth below, the Executive shall not be precluded from devoting reasonable periods of time required for:

(i)
serving as a director or member of a committee of up to two (2) for profit entities, one of which as of the date hereof is Intrepid Potash, Inc. (if a director of such entity), that do not, in the good faith determination of the Board, compete with the Company Group;

(ii)	delivering lectures, fulfilling speaking engagements, and any writing or publication relating to his area of expertise;

(iii)	engaging in professional organization and program activities;

(iv)	managing his personal passive investments and affairs; and

(v)
participating in non-profit charitable or community affairs; provided, that such activities do not materially, individually or in the aggregate, interfere with the due performance of his duties and responsibilities under this Agreement or create a conflict of interest with the business of the Company Group, as determined in good faith by the Board from time to time after consultation with the Executive (in which case, upon such finding, the Executive shall cease such activities within a reasonable time considering the circumstances).

1.3    Reimbursement of Expenses. During the Employment Term, the Partnership shall pay the reasonable expenses incurred by the Executive in the performance of his duties hereunder, including, without limitation, those incurred in connection with business related travel or entertainment, or, if such expenses are paid directly by the Executive, the Partnership shall promptly reimburse him for such payments, provided, that the Executive properly accounts for such expenses in accordance with the Partnership’s business expense reimbursement policy. To the extent any such reimbursements (and any other reimbursements of costs and expenses provided for herein) are includable in the Executive’s gross income for Federal income tax purposes, all such reimbursements shall be made no later than March 15 of the calendar year next following the calendar year in which such reimbursable expenses are incurred.
2.    COMPENSATION.
2.1    Base Salary. During the Employment Term, the Executive shall be entitled to receive as a guaranteed payment a base salary at a rate of seven hundred thousand dollars ($700,000.00) per annum, with such increases (but no decreases) as may be determined by the Board from time to time (as increased from time to time, the “Base Salary”), which shall be payable in accordance with the payroll practices of the Company. The Compensation Committee of the Board (the “Compensation Committee”) will review the Executive’s Base Salary for increase annually, commencing February, 2018. The Board and the Executive may agree from time to time that, in lieu of cash Base Salary, the Executive shall receive as a guaranteed payment stock options (with an exercise price equal to the fair market value of the underlying shares at the time of grant), with a value (as determined by the Compensation Committee) equal to the foregone Base Salary and subject to such other terms as the parties agree (the “Stock Options”). Any Stock Options awarded pursuant to this Section 2.1 shall be granted to the Executive no later than March 15 of the calendar year in which the foregone Base Salary is to be earned. The amount of Base Salary shall be determined by the Compensation Committee, in its discretion, after reviewing the base salary of those individuals with comparable responsibilities in the peer group identified in the Partnership’s latest proxy materials (the “Peer Group”), taking into consideration such additional factors as the Committee may determine in its discretion.
2.2    Short-Term Incentive. (a) In addition to Base Salary (including any Stock Options), the Executive shall participate in the Company Group’s incentive compensation plan and thereunder be eligible to receive an annual short-term incentive (the “STI”) for each completed or partial calendar year (the “STI Period”) (subject to Section 5.4 hereof) of the Company Group during the Employment Term. The amount of the STI will be dependent on, among other factors, the achievement of certain performance levels by the Company Group, as determined by the Compensation Committee in its sole discretion. The STI opportunity shall not be less than $1.4 million (the “Target STI”), provided the applicable achievement targets are met. The amount of Target STI shall be determined by the Board, in its discretion, after reviewing to the short-term incentive compensation of those individuals with comparable responsibilities in the Peer Group, taking into consideration such other factors as the Compensation Committee may determine in its discretion.

(a)    Any STI earned shall be payable in cash and/or in the form of an equity award (the “Annual Equity Award”), the choice of form of payment of which as shall be determined by the Compensation Committee in its sole discretion. The cash portion of the STI shall be paid and the Annual Equity Award portion shall be awarded as soon as reasonably practicable following the Compensation Committee’s review of the Executive’s performance for the most recently completed STI Period, and in accordance with the Company’s normal payroll practices for the payment of annual bonuses to senior executives, provided such payment and award is made by March 15 of the calendar year following the calendar year in which the STI is earned. The Compensation Committee shall use reasonable business efforts to meet for the purposes of such review. Except as otherwise expressly provided in Section 5, any Annual Equity Award shall be on such terms as established by the Compensation Committee in its sole discretion. As provided in Section 5.4(a) hereof, if the Executive is not employed upon the payment date for STI for a particular calendar year, he shall be entitled to a pro-rata portion of the STI that would otherwise be paid for that year (based on the portion of the Performance Period he was employed); provided, however, if the Executive terminated his employment without Good Cause before the end of the Performance Period or is terminated for Cause, he will not be eligible to receive a prorated STI for the STI Period in which he incurs such termination.
2.3    Long-Term Incentive.
(a)    In addition to Base Salary (and any Stock Options in lieu of Base Salary as provided in Section 2.1 hereof) and STI, the Executive shall be eligible to participate in the Company Group’s long-term incentive compensation plan and thereunder be eligible to receive an annual long-term incentive (the “LTI”) for each calendar year (the “LTI Period”) (subject to Section 5.4 hereof) of the Company Group during the Employment Term. The target LTI opportunity shall not be less than $4.025 million (the “Target LTI”). The amount of Target LTI shall be determined by the Compensation Committee, in its discretion, after reviewing the long-term incentive compensation awards of those individuals with comparable responsibilities in the Peer Group taking into consideration such other factors as the Compensation Committee may determine in its discretion.
2.4    Additional Compensation. During the Employment Term, in addition to the foregoing, the Executive shall be eligible to receive such other compensation, if any, as may from time to time be awarded him by the Board (or the Compensation Committee), in its sole discretion.
3.    PLACE OF PERFORMANCE. In connection with his employment by the Partnership, the Executive shall be based at the Company’s principal executive offices in Denver, Colorado.
4.    EMPLOYEE BENEFITS AND PERQUISITES.
4.1    Benefit Plans. During the Employment Term, the Executive shall be eligible to participate on the terms and conditions, including eligibility, no less favorable than provided to other senior executives of the Company in all employee benefit plans, programs or arrangements, which shall be established or maintained by the Company Group generally for its employees, or generally made available to its senior executives.

4.2    Vacation. The Executive shall be entitled to not less than four (4) weeks of vacation at full pay for each year during the Employment Term. Such vacation may be taken in the Executive’s discretion, and at such time or times as are not inconsistent with the reasonable business needs of the Company. Unused vacation days shall expire on December 31 of each year and the Executive shall not be paid for any such unused vacation days.
5.    TERMINATION OF EMPLOYMENT.
5.1    General. The Executive’s employment under this Agreement may be terminated without any breach of this Agreement only on the following circumstances:
(a)    Death. The Executive’s employment under this Agreement shall terminate upon his death.
(b)    Disability. If the Executive suffers a Disability (as defined below), the Board may terminate the Executive’s employment under this Agreement upon thirty (30) days prior written notice; provided, that the Executive has not returned to full time performance of his duties during such thirty (30) day period. For purposes hereof, “Disability” shall mean Executive’s incapacity due to physical or mental illness, where the Executive has been unable to substantially perform his essential duties hereunder as a result thereof for a period of six (6) consecutive months or 180 days within a 365-day period. Notwithstanding the foregoing, in the event as a result of his incapacity due to physical or mental illness the Executive incurs a separation from service pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”), the Executive’s employment shall immediately terminate for Disability.
(c)    Good Reason. The Executive may terminate his employment hereunder for Good Reason. For purposes of this Agreement, the term “Good Reason” shall mean:

(i)	a reduction in the Executive’s Base Salary, Target STI opportunity, or Target LTI opportunity;

(ii)	any material diminution of the level of responsibility (including reporting responsibility) or authority of the Executive, except as permitted by Section 1.2(a) hereof;

(iii)	any adverse change in the Executive’s titles or positions, except as permitted by Section 1.2(a) hereof;

(iv)	the failure to obtain from any successor to the Partnership an assumption of the obligations of the Partnership under this Agreement;

(v)	the failure to nominate the Executive to the Board (other than for Cause, Disability or incapacity), provided that, the failure to elect the Executive to the Board shall not constitute Good Reason;

(vi)	any material breach of the Agreement by the Company Group; or

(vii)
requiring the Executive to be based at any office or location that is both more than fifty miles from the Executive’s current location and is further from the Executive’s home at the time of the relocation;

provided, that with respect to any event specified above in this Section 5.1(c), the Executive delivers written notice to the Board within ninety (90) days following the date on which the Executive first knows of the event constituting Good Reason, which notice specifically identifies the facts and circumstances claimed by the Executive to constitute Good Reason, and the Company Group has failed to cure such facts and circumstances within thirty (30) days after receipt of such notice. The Executive’s termination of employment hereunder for Good Reason shall occur not later than 121 days following the date on which the Executive first knows of the event constituting Good Reason.
(d)    Without Good Reason. The Executive may voluntarily terminate his employment under this Agreement without Good Reason upon Notice of Termination (as defined below) by the Executive to the Board at least ninety (90) days prior to the Date of Termination in accordance with Sections 5.2 and 5.3 below, provided that the Board, in its sole discretion, may make such termination effective earlier than the date set forth in the Notice of Termination, which shall not be considered to be a termination of the Executive by the Company.
(e)    Cause. The Board may terminate the Executive’s employment under this Agreement for Cause. Termination for “Cause” shall mean termination of Executive’s employment because of the occurrence of any of the following as determined by the Board in accordance with the procedure below:

(i)
the refusal by the Executive to attempt in good faith to perform his duties under this Agreement or to follow the lawful direction of the Board (other than due to the Executive’s physical or mental incapacity); provided, however, that the Board shall have provided the Executive with written notice of such failure and the Executive has been afforded at least fifteen (15) days to cure same;

(ii)	the Executive’s conviction of or plea of guilty or nolo contendere to, a felony or any other serious crime involving moral turpitude or dishonesty;

(iii)
the Executive’s willfully engaging in misconduct in the performance of his duties for the Company Group (including theft, fraud, embezzlement, securities law violations, a material violation of the Company Group’s code of conduct or a material violation of other material written policies) that is demonstrably injurious to the Company Group, monetarily or otherwise;

(iv)	the Executive’s willfully engaging in misconduct unrelated to the performance of his duties for the Company Group that is demonstrably injurious to the Company Group, monetarily or otherwise;

(v)	the material breach of this Agreement by the Executive, the Executive’s breach of any fiduciary obligation to the Company or Company Group or the Executive’s material breach of any obligation of confidentiality, noncompetition or nonsolicitation; provided, however, that the Board shall have provided the Executive with written notice of any such breach and the Executive shall have failed to cure such breach within fifteen (15) days of such notice.
For purposes of this Section 5.1(e), no act, or failure to act, on the part of the Executive shall be considered “willful” unless done, or omitted to be done, by him in bad faith and without reasonable belief that his action or omission was in the best interest of the Company Group. No action or inaction by the Executive shall be treated as Cause if it was taken at the direction of counsel to the Company or Company Group. Any termination shall be treated as a termination for Cause only if (i) the Executive is given at least five (5) business days written Notice of Termination specifying the alleged Cause event in accordance with Section 5.2 and shall have the opportunity to appear (with counsel) before the full Board to present information regarding his views on the Cause event, and (ii) after such hearing, he is terminated for Cause by at least a majority vote of the full Board (other than the Executive). After providing the Notice of Termination in the foregoing sentence, the Board may suspend the Executive with full pay and benefits until a final determination pursuant to this section has been made.
(f)    Without Cause. The Board may terminate the Executive’s employment under this Agreement without Cause immediately upon Notice of Termination by the Board to the Executive, other than for death or Disability.
(g)    Retirement. “Retirement” means either (i) the Executive’s termination of employment upon the expiration of the Employment Term or (ii) the Executive’s voluntarily termination of his employment under this Agreement without Good Reason upon Notice of Termination (as defined below) by the Executive to the Board at least six (6) months prior to the Date of Termination in accordance with Sections 5.2 and 5.3 below, provided that the Board, in its sole discretion, may make such termination described in clause (ii) effective earlier than the date set forth in the Notice of Termination, which shall not be considered to be a termination of the Executive’s employment by the Company. A termination in accordance with this Section 5.1(g) shall be considered to be a Retirement and not a Termination without Good Reason.
5.2    Notice of Termination. Any termination of the Executive’s employment by the Board or by the Executive (other than termination by reason of the Executive’s death) shall be communicated by written Notice of Termination to the other party of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate (a) the specific termination provision in this Agreement relied upon, (b) the Date of Termination as defined in Section 5.3 below, and (c) the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, set forth in reasonable detail.
5.3    Date of Termination. The “Date of Termination” shall mean (a) if the Executive’s employment is terminated by his death, the date of his death, (b) if the Executive’s employment is terminated pursuant to Section 5.1(b) above (other than pursuant to the last sentence thereof), thirty (30) days after Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period), (c) if the Executive’s employment is terminated pursuant to Sections 5.1(c) or 5.1(e) above, the date specified in the Notice of Termination after the expiration of any applicable cure periods, (d) if the Executive’s employment is terminated pursuant to Section 5.1(d) above, the date specified in the Notice of Termination which shall be at least ninety (90) days after Notice of Termination is given, or such earlier date as the Board shall determine, in its sole discretion, (e) if the Executive’s employment is terminated pursuant to Section 5.1(f), the date on which a Notice of Termination is given, and (f) if the Executive’s employment is terminated pursuant to Section 5.1(g) above, the date specified in the Notice of Termination which shall be at least six (6) months after Notice of Termination is given, or such earlier date as the Board shall determine, in its sole discretion.
5.4    Compensation and Benefits Upon Termination.
(a)    Termination for Cause or without Good Reason (other than due to Retirement). If the Executive’s employment shall be terminated for any reason, the Executive shall receive from the Partnership: (i) any earned but unpaid Base Salary through the Date of Termination, paid in accordance with the Company’s normal payroll practices; (ii) reimbursement for any unreimbursed expenses properly incurred through the Date of Termination, payable in accordance with Section 1.3; (iii) such vested accrued benefits, and other payments, including, but not limited to, accrued but unpaid vacation days in accordance with Company Group policy, if any, as to which the Executive (and his eligible dependents) may be entitled under, and in accordance with the terms and conditions of, the employee benefit arrangements, plans and programs of the Company Group as of the Date of Termination; and (iv) any STI earned but unpaid for a prior fiscal year, paid in accordance with Section 2.2, payable in a lump sum in cash; (items (i) though (iv), the “Amounts and Benefits”), and the Company Group shall have no further obligation with respect to this Agreement other than as provided in Sections 7 and 8 of this Agreement.
(b)    Termination without Cause or for Good Reason. If, prior to the expiration of the Employment Term, the Executive resigns from his employment hereunder for Good Reason or the Board terminates the Executive’s employment hereunder without Cause (other than a termination by reason of death or Disability), then the Board shall pay or provide the Executive the Amounts and Benefits and, subject to Sections 5.4(h) and 8.8:

(i)
subject to Section 8.8(b), an amount equal to the sum of (x) three (3) times the Base Salary as then in effect and (y) the Target STI (the “Severance Amount”), paid in a lump sum on the sixtieth day following the Date of Termination, provided that, if the Executive violates the covenants in Section 6 hereof, no further payment shall be due under this subsection (i), or, if the Severance Amount has already been paid, the Executive shall repay to the Partnership an amount equal to 1/24 of the paid amount for each month between the date of the violation and the second anniversary of the Date of Termination;

(ii)
subject to Section 8.8(b), a pro-rata portion of the STI the Executive would otherwise have earned for the year of termination based on the actual achievement of the applicable performance targets, and with respect to full year performance targets, the performance results shall be annualized (determined by multiplying such amount of STI by a fraction, the numerator of which is the number of days during the fiscal year of termination that the Executive is employed by the Company Group and the denominator of which is 365), paid in cash in a lump sum on the sixtieth day following the Date of Termination (the “Pro Rata STI”);

(iii)
immediate full vesting of any portion of the outstanding Stock Options and Annual Equity Awards that is unvested on the Date of Termination, and all outstanding stock option awards shall remain exercisable until the earlier to occur of the expiration of the applicable option term, and any violation by the Executive of the covenants contained in Section 6 hereof; and

(iv)
Executive shall be entitled to continued medical coverage at the Partnership’s expense for the Executive and his spouse and other eligible dependents under the Company Group’s medical, dental and vision plan until the earlier of (x) eighteen (18) months following the Date of Termination, and (y) the Executive becoming eligible for coverage under the health, dental or vision insurance plan, as applicable, of a subsequent employer, provided that such period of continued medical coverage shall constitute coverage under COBRA, and provided further that in the event the Executive’s coverage terminates pursuant to (x), the Partnership shall pay the Executive a lump sum payment equal to six (6) times the monthly COBRA premium then in effect within thirty (30) days of such termination of coverage (the benefits provided under this Section 5.4(b)(iv), the “Medical Continuation Benefits”).

(c)    Change in Control. For purposes of this Agreement, a “Change in Control” shall be deemed to occur upon any of the following events:

i.
an acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “person” (as the term “person” is used for purposes of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) immediately after which such person has “beneficial ownership” (within the meaning of Rule 13d‑3 promulgated under the Exchange Act) (“Beneficial Ownership”) of 50% or more of the combined voting power of the Company’s then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Voting Securities that are acquired in a Non-Control Acquisition (as hereinafter defined) shall not constitute an acquisition that would cause a Change in Control. “Non-Control Acquisition” shall mean an acquisition (A) by or under an employee benefit plan (or a trust forming a part thereof) maintained by (1) the Company or (2) any corporation, partnership or other person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by the Company or in which the Company serves as a general partner or manager (a “Subsidiary”), (B) by the Company or any Subsidiary, or (C) by any person in connection with a Non-Control Transaction (as hereinafter defined). “Non-Control Transaction” shall mean a merger, consolidation, share exchange or reorganization involving the Company, in which (1) the stockholders of the Company, immediately before such merger, consolidation, share exchange or reorganization, own, directly or indirectly immediately following such merger, consolidation, share exchange or reorganization, at least 50% of the combined voting power of the outstanding voting securities of the corporation that is the successor in such merger, consolidation, share exchange or reorganization (the “Surviving Company”) in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation, share exchange or reorganization, and (2) the individuals who were members of the Board of Directors of the Company immediately prior to the execution of the agreement providing for such merger, consolidation, share exchange or reorganization constitute at least 50% of the members of the board of directors of the Surviving Company;

ii.
the individuals who constitute the Board as of the date hereof (the “Incumbent Board”) cease for any reason to constitute at least 50% of the Board; provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board; provided, further, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “election contest” (as described in Rule 14a-11 promulgated under the Exchange Act) (an “Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

iii.
the consummation of any of the following: (A) a merger, consolidation, share exchange or reorganization involving the Company (other than a Non-Control Transaction); (B) a complete liquidation or dissolution of the Company; or (C) an agreement for the sale or other disposition of all or substantially all of the assets of the Company to any person (other than a transfer to a Subsidiary).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person (a “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company that, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by such Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, such Subject Person becomes the Beneficial Owner of any additional Voting Securities that increases the percentage of the then outstanding Voting Securities Beneficially Owned by such Subject Person, then a Change in Control shall occur.
(d)    Termination upon Death. In the event of the Executive’s death, (i) the Partnership shall pay or provide to the Executive’s estate the Amounts and Benefits and the Pro Rata STI, and (ii) all equity-based and other long-term incentive awards granted to the Executive shall become immediately fully vested and treated in accordance with the terms of the applicable award agreement.
(e)    Termination upon Disability. In the event the Executive’s employment hereunder terminates for reason of Disability, the Partnership shall pay or provide to the Executive: (i) the Amounts and Benefits, (ii) subject to Section 8.8(b), the Severance Amount, provided that to the extent the Executive is receiving income replacement payments under a Company Group long-term disability insurance plan (“LTD Payments”), the Severance Amount shall be offset by the amount of the LTD Payments, based on the monthly installment of the Severance Amount due hereunder and the monthly installment of the LTD Payments due to the Executive for each such month during the same period, provided that the intent is that the Executive receive an aggregate amount equal to the Severance Amount for each month, and that any cross offset shall be ignored for a month to the extent it would reduce such aggregate amount, (iii) subject to Section 8.8(b), a Pro Rata STI and (iv) the Medical Continuation Benefits. All equity-based and other long-term incentive awards granted to the Executive shall become immediately fully vested treated in accordance with the terms of the applicable award agreement.
(f)    Termination upon Retirement. In the event the Executive’s employment hereunder terminates for reason of Retirement, the Partnership shall pay or provide to the Executive: (i) the Amounts and Benefits, (ii) the Pro-Rata STI and (iii) Accelerated Vesting of Stock Options and Annual Equity Awards that are unvested on the Date of Termination. For purposes of this Section 5.4(f), “Accelerated Vesting” means (A) the Executive’s Stock Options and Annual Equity Awards that vest solely on a time basis would completely vest and (B) the Executive’s Stock Options and Annual Equity Awards that vest based on the achievement of performance goals shall remain outstanding and eligible to vest (without proration) according to actual achievement of the applicable performance targets.
(g)    No Mitigation or Offset. Except as provided under Section 5.4(b)(iv) above, the Executive shall not be required to mitigate the amount of any payment provided for in this Section 5.4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 5.4 be reduced by any compensation earned by the Executive as the result of employment by another employer or business or by profits earned by the Executive from any other source at any time before and after the Date of Termination. The Partnership’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Company Group may have against the Executive for any reason (except that the foregoing shall not impact the provisions hereof regarding ceasing of obligations upon the Executive’s violation of Section 6 hereof).
(h)    Release. Notwithstanding any provision to the contrary in this Agreement, the Partnership’s obligation to pay or provide the Executive with the payments and benefits under Section 5.4(b) (other than the Amounts and Benefits), and any acceleration of the Stock Options and Annual Equity Awards under Section 5.4(b), shall be conditioned on the Executive’s executing and not revoking a waiver and general release in the form set forth as Exhibit A attached to this Agreement (with such changes therein, if any, as are legally necessary at the time of execution to make it enforceable) (the “Release”). The Partnership shall provide the Release to the Executive within seven (7) days following the applicable Date of Termination. In order to receive the payments and benefits under Section 5.4(b) (other than the Amounts and Benefits) and any acceleration of the Stock Options and Annual Equity Awards under Section 5.4(b), the Executive will be required to sign the Release within twenty-one (21) or forty-five (45) days after the date it is provided to him, whichever is applicable under applicable law, and not revoke it within the seven (7) day period following the date on which it is signed by him. Notwithstanding anything herein to the contrary, all payments delayed pursuant to this section, except to the extent delayed pursuant to Section 8.8(b), shall be paid to the Executive in a lump sum on the sixtieth (60th) day following the Date of Termination, and any remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. In consideration for such Release by the Executive, the Company will provide the Executive with a waiver and general release in the form set forth as Exhibit A attached to this Agreement (with such changes therein, if any, as are legally necessary at the time of execution to make it enforceable).
6.    TRADE SECRETS; NON-COMPETITION; NON-SOLICITATION; NON-INVESTMENT; NON-DISPARAGEMENT; COOPERATION
6.1    Trade Secrets. During the term of employment under this Agreement, the Executive will have access to and become acquainted with various information not generally available to the public consisting of records, documents, drawings, specifications, customer lists, procedural and operational manuals and information, financial records and accounts, projections and budgets, and similar information, all of which are owned by the Company Group and regularly used in the operation of the Company Group’s business. Such assets of the Company Group are secret, are not generally available to the public and give the Company Group an advantage over competitors who do not know of or use such information. The Executive agrees such information and documents constitute “Trade Secrets” of the Company Group. All Trade Secrets, whether they are prepared by the Executive or come into the Executive’s possession in any other way, are owned by the Company Group, shall remain the exclusive property of the Company Group and shall not be removed from the premises of the Company Group under any circumstances whatsoever, without prior written consent of the Board, except in the good faith performance of the Executive’s duties hereunder..
(a)    Misuse Of Trade Secrets. The Executive covenants that he shall not misuse, misappropriate or disclose any of the Trade Secrets, directly or indirectly, or use them in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of his employment with the Company Group, unless such action is either previously agreed to in writing by the Board or required by law, is requested by a governmental or regulatory agency or is otherwise reasonably appropriate to disclose in connection with litigation between the Executive and any member of the Company Group.
(b)    Non-Disclosure Of Trade Secrets. The Executive acknowledges and agrees that the sale or unauthorized use or disclosure of any of the Trade Secrets, including information concerning the Company Group’s current, future and/or proposed work, services or investments, the fact that any such work, services or investments are planned, under consideration, or under negotiation, as well as any descriptions thereof, constitute “Unfair Competition”. The Executive promises and agrees not to engage in any Unfair Competition with the Company Group, either during the term of this Agreement or at any time thereafter.
(c)    18 U.S.C. § 1833(b). 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (x) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).
6.2    Whistleblower Protection. Nothing in this Agreement prohibits the Executive from reporting possible violations of United States federal law or regulation to any governmental agency or entity, including but not limited to, the United States Department of Justice, the United States Securities and Exchange Commission, the United States Congress, and any Inspector General of any United States federal agency, or making other disclosures that are protected under the whistleblower provisions of United States federal, state or local law or regulation; provided, that the Executive will use his reasonable best efforts to (1) disclose only information that is reasonably related to such possible violations or that is requested by such agency or entity, and (2) request that such agency or entity treat such information as confidential. The Executive does not need the prior authorization from the Company to make any such reports or disclosures and is not required to notify the Company that the Executive has made such reports or disclosures. This Agreement does not limit the Executive’s right to receive an award for information provided to any governmental agency or entity.
6.3    Non-competition. The Executive hereby covenants and agrees that, during the period of the Executive’s employment with the Company Group and for 24 months thereafter (the “Covenant Period”), the Executive shall not, without the prior written consent of the Board (which may be withheld in the sole and absolute discretion of the Board), engage in Competition (as defined below) with the Company Group.

For purposes of this Agreement, if the Executive takes any of the following actions the Executive shall be engaged in “Competition”: engaging in or carrying on, directly or indirectly, any enterprise, whether as an advisor, principal, agent, partner, officer, director, employee, stockholder or other form of investor holding more than one percent (1%) of the outstanding shares of, associate or consultant to any person, partnership, corporation or any other business entity that competes with the Company Group and is set forth on a written list presented to the Executive by the Compensation Committee simultaneously with the execution hereof and agreed thereto by the Executive as evidenced by execution of this Agreement. The entities so listed, as amended pursuant to the following sentence, shall be the sole competitors of the Company Group (collectively, the “Competitors” and individually, a “Competitor”). Such list of the Competitors may be amended by the Board in good faith based on the same criteria as the initial list (except to the extent the Company Group’s business has changed or expanded) at any time up to one hundred eighty (180) days prior to the Executive’s Date of Termination by written notice to the Executive. The Executive may at any time request, in writing, that the Company confirm whether any such Competitor is, on the date of such request, still a Competitor, and the Company’s Senior Human Resources Executive will respond within ten (10) business days to such an inquiry in writing.
6.4    Non-solicitation; No-Hire. The Executive hereby covenants and agrees that, during the Covenant Period, whether for the Executive’s own account or for the account of any other person or entity (other than the Company Group), (i) the Executive shall not attempt to influence, persuade or induce, or assist any other person in so influencing, persuading or inducing, any employee, agent, independent contractor, customer, vendor, supplier or lender of the Company Group to give up, or to not commence, employment or a business relationship with the Company Group or, solely with respect to customers, employees and materially exclusive independent contractors to engage in a business relationship with the Executive and (ii) the Executive shall not solicit (other than through general advertising), employ or otherwise directly or indirectly hire or engage or cause to be hired or engaged as an employee, independent contractor, or otherwise, any person or entity who is or was, during the twelve-month period prior to such hiring or solicitation, an employee of the Company Group. For purposes of this Agreement, “customer” shall include any apartment owner, ownership group or management company from which the Company Group derives operating revenues from a contractual relationship or business relationship with such customer. The Executive shall not be prohibited from providing references for employees or independent contractors if so requested by any such individual.
6.5    Non-investment. The Executive hereby covenants and agrees that, during the Employment Term, the Executive shall not invest in, or receive any payment in any form, whether paid currently or deferred, from any customer or any person or entity in discussions to become a customer of the Company Group, vendor to the Company Group, lender and those companies that are set forth on a written list presented to the Executive by the Compensation Committee simultaneously with the execution hereof and agreed thereto by the Executive as evidenced by execution of this Agreement (each entity so listed, a “Prohibited Investment Entity”). Notwithstanding the foregoing, the Compensation Committee may amend such list in good faith based on the same criteria as the initial list (except to the extent the Company Group’s business has changed or expanded) at any time by written notice to the Executive; provided, that, if any such modification shall be made which would cause the Executive to be in a then current violation, the

Executive shall be afforded a reasonable period to divest himself of such investment, and nothing herein shall preclude the Executive from holding less than one percent (1%) of the outstanding shares of any publicly traded Prohibited Investment Entity or from indirectly holding an interest in any such Prohibited Investment Entity as a result of any investment in a publicly traded or available mutual or index fund or a hedge fund or private equity fund.
6.6    Mutual Non-disparagement. The Executive hereby covenants and agrees that the Executive will not at any time, whether during or within five (5) years after the end of the Employment Term, defame, disparage or criticize the Company Group, or any of their respective directors or officers, or products or services. The provisions of this Section 6.6 shall not apply to truthful testimony, normal work-related statements in connection with the performance of services for the Company Group (including performance reviews), normal competitive-type statements if the Executive is working for a competitor and such statements are made in connection with a comparison of quality of performance, or statements made in rebuttal of statements made by the officers and directors of the Company and limited to the extent reasonably necessary to accomplish such rebuttal. The Company shall request that, and instruct, its directors and senior officers not defame, disparage or criticize the Executive, except in the good faith performance of their duties to the Company or in connection with their fiduciary duties to the Company.
6.7    Change in Control. Notwithstanding anything herein to the contrary, upon and after the Executive’s termination by the Board without Cause or by the Executive with Good Reason, in either case within 24 months following the occurrence of a Change in Control (or within six (6) months prior to a Change in Control), the Executive shall not be bound by the provisions of Sections 3, 4, and 6.5, and the restrictions, covenants, and limitations therein shall no longer apply and shall be of no force and effect.
6.8    Cooperation. Upon the receipt of reasonable notice from the Company Group (including the Company Group’s outside counsel), the Executive agrees that while employed by the Company Group and thereafter, the Executive will respond and provide information with regard to matters of which the Executive has knowledge as a result of the Executive’s employment with the Company Group, and will provide reasonable assistance to the Company Group and their respective representatives in defense of any claims that may be made against the Company Group (or any member thereof), and will provide reasonable assistance to the Company Group in the prosecution of any claims that may be made by the Company Group (or any member thereof), to the extent that such claims may relate to matters related to the Executive’s period of employment with the Company Group (or any predecessors). Any request for such cooperation shall take into account the Executive’s other personal and business commitments, and shall not require the Executive to cooperate against his own legal interests. The Executive also agrees to promptly inform the Company Group (to the extent the Executive is legally permitted to do so) if the Executive is asked to assist in any investigation of the Company Group (or any member thereof) or their actions, regardless of whether a lawsuit or other proceeding has then been filed with respect to such investigation, and shall not provide such assistance unless legally required. If the Executive is required to provide any services pursuant to this Section 6.8 following the Employment Term, upon presentation of appropriate documentation, the Partnership shall promptly reimburse the Executive for reasonable out-of-pocket travel, lodging, communication and duplication expenses incurred in connection with the performance of such services and in accordance with the Company Group’s expense policy for its senior officers, and for legal fees to the extent the Executive in good faith reasonably believes that separate representation is warranted, subject to any different process required by the terms of the directors’ and officers’ liability insurance policy. The Executive’s entitlement to reimbursement of such costs and expenses, including legal fees, pursuant to this Section 6.8, shall in no way affect the Executive’s rights, if any, to be indemnified and/or advanced expenses in accordance with the Company Group’s (or any of its subsidiaries’) corporate or other organizational documents, any applicable insurance policy, and/or in accordance with this Agreement.
6.9    Mutual Relief. Without intending to limit the remedies available to the Company Group, each party hereto acknowledges that a breach by such party of any of the covenants contained in this Section 6 may result in material and irreparable injury to the other party hereto (including, in the case of the Company Group, its affiliates or subsidiaries), for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat, the aggrieved party shall be entitled to a temporary restraining order and/or a preliminary or permanent injunction restraining the other party hereto from engaging in activities prohibited by this Section 6 or such other relief as may be required specifically to enforce any of the covenants in this Section 6. If for any reason it is held that the restrictions under this Section 6 are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted or modified to include as much of the duration and scope identified in this section as will render such restrictions valid and enforceable.
6.10    Tolling. In the event of any violation of the provisions of this Section 6, the Executive acknowledges and agrees that the post-termination restrictions contained in this Section 6 shall be extended by a period of time equal to the period of such violation (unless the Company determined not to challenge such violation), it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.
7.    INDEMNIFICATION/ DIRECTORS AND OFFICERS LIABILITY INSURANCE
During the Employment Term and thereafter, the relevant Company Group entity shall indemnify and hold harmless the Executive and his heirs and representatives as, and to the extent, provided in such entity’s articles and by-laws as in effect from time to time. During the Employment Term, the Company shall also cover the Executive under the Company’s directors’ and officers’ liability insurance on the same basis as it covers other senior executive officers and employee-directors of the Company; and thereafter, the Company shall provide such coverage to the Executive on the same basis as the Company covers other former senior executive officers and employee-directors of the Company.

8.    MISCELLANEOUS
8.1    Notices. All notices or communications hereunder shall be in writing, addressed as follows (or to such other address as either party may have furnished to the other in writing by like notice):

To the Partnership or the Board:	AIMCO Properties, L.P. 4582 S. Ulster Street Parkway, Suite 1100, Denver, Colorado Attn: General Counsel

with a copy (which shall not constitute notice) to:

AIMCO Properties, L.P. 4582 S. Ulster Street Parkway, Suite 1100, Denver, Colorado Attn: EVP, Human Resources
To the Executive, at the last address for the Executive on the books of the Company.
With a copy to:
Michael S. Katzke, Esq.
Katzke & Morgenbesser LLP
1345 Avenue of the Americas 11th Fl.
New York, NY 10105
All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt, (ii) if sent by facsimile transmission, upon confirmation of receipt by the sender of such transmission, (iii) if sent by overnight courier, one business day after being sent by overnight courier, or (iv) if sent by registered or certified mail, postage prepaid, return receipt requested, on the fifth (5th) day after the day on which such notice is mailed.
8.2    Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
8.3    Binding Effect; Benefits. The Executive may not delegate his duties or assign his rights hereunder. No rights or obligations of the Partnership under this Agreement may be assigned or transferred by the Partnership other than pursuant to a merger or consolidation in which the Partnership is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the assets of the Partnership, provided that the assignee or transferee is the successor to all or substantially all of the assets or businesses of the Partnership and assumes the liabilities, obligations and duties of the Partnership under this Agreement, either contractually or by operation of law. The Partnership further agrees that, in the event of any disposition of its business and assets described in the preceding sentence, it shall use its best efforts to cause such assignee or transferee expressly to assume the liabilities, obligations and duties of the Partnership hereunder. For the purposes of this Agreement, the term “Partnership” shall include the Partnership and, subject to the foregoing, any of its successors and assigns. For the purposes of this Agreement, the term “Company” shall include the Company and, subject to the foregoing, any of its successors and assigns. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. In the event of the Executive’s death before receiving all amounts and benefits due to him hereunder (including under Section 5.4), such amounts shall be payable to the Executive’s estate or as otherwise provided under applicable benefit plans or arrangements.
8.4    Entire Agreement. This Agreement, including the Exhibits hereto, represents the entire agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between the Company Group and the Executive, including, without limitation, the Prior Agreement, which shall be deemed to have terminated on the Effective Date, provided, that notwithstanding the foregoing, any provisions contained therein or any other agreement related to equity or incentive awards or ownership or other aspects of intellectual property shall continue to be in full force and effect. This Agreement (including any of the Exhibits hereto) may be amended at any time by mutual written agreement of the parties hereto. In the case of any conflict between any express term of this Agreement and any statement contained in any plan, program, arrangement, employment manual, memo or rule of general applicability of the Company Group, this Agreement shall control. All references herein to the words “include,” “includes” and “including” shall be deemed to be followed with the words “without limitation.”
8.5    Withholding. The payment of any amount pursuant to this Agreement shall be subject to applicable withholding and payroll taxes, and such other deductions as may be required by applicable law.
8.6    Governing Law. This Agreement and the performance of the parties hereunder shall be governed by the internal laws (and not the law of conflicts) of the State of Colorado.
8.7    Arbitration. Any dispute or controversy arising under or in connection with this Agreement or the Executive’s employment with the Company Group, other than injunctive relief under Section 6.9 hereof, shall be settled exclusively by arbitration, conducted before a single arbitrator in Denver, Colorado (applying Colorado law) in accordance with the Commercial Arbitration Rules and Procedures of the American Arbitration Association then in effect. The decision of the arbitrator will be final and binding upon the parties hereto. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Executive shall be entitled to recover reasonable legal fees, costs and disbursements incurred in connection with any arbitration or legal proceeding related to this Agreement or the Executive’s employment or termination thereof or any compensatory matter, provided, that in any such event, the arbitrator determines that the Executive is the overall prevailing party in the claims subject to such proceeding or dispute (the date of such determination, the “Determination Date”). Each party waives the right to trial by jury. Any payment made by the Partnership to the Executive pursuant to this Section 8.7 shall be made no later than the seventieth (70th) day following the Determination Date.
8.8    Section 409A of the Code.
(a)    It is intended that the provisions of this Agreement comply with Code Section 409A, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Code Section 409A, the Partnership shall, upon the specific written request of the Executive, use its reasonable business efforts to in good faith reform such provision to comply with Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to the Executive and the Partnership of the applicable provision shall be maintained, but the Partnership shall have no obligation to make any changes that could create any material additional economic cost or loss of benefit to the Partnership.
(b)    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “Separation from Service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean Separation from Service. If the Executive is deemed on the date of termination of his employment to be a “specified employee,” within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Partnership from time to time, or if none, the default methodology, then with regard to any payment or the providing of any benefit made subject to this Section 8.8(b), to the extent required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, and any other payment, the provision of any other benefit or any other distribution of equity that is required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, such payment, benefit or distribution shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s Separation from Service or (ii) the date of the Executive’s death. On the first day of the seventh month following the date of Executive’s Separation from Service or, if earlier, on the date of his death, all payments delayed pursuant to this Section 8.8(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(c)    It is intended that each installment, if any, of the payments and benefits provided under Sections 5.4(b) and 5.4(e) shall be treated as a separate “payment” for purposes of Code Section 409A. Neither the Partnership nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits subject to Code Section 409A, except to the extent specifically permitted or required by Code Section 409A.

(d)    With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of the taxable year following the taxable year in which the expense was incurred.
(e)    Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Employer.
8.9    Parachute Payments. In the event that the severance or benefits provided for in this Agreement or otherwise payable to the Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 8.9, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s benefits will be either (a) delivered in full, or (b) delivered as to such lesser extent which would result in no portion of such payments or benefits being subject to excise tax under Section 4999 of the Code; whichever of the foregoing amounts, taking into account the applicable federal, state, and local income and employment taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments; (ii) cancellation of accelerated vesting of equity awards; or (iii) reduction in employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the order that provides the greatest after-tax value to the Executive. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 8.9 will be made in writing by a nationally recognized certified professional services firm selected by the Company, or such other person or entity to which the parties mutually agree (the “Firm”) immediately prior to a Change in Control, whose determination will be conclusive and binding upon Executive and the Company for all purposes absent manifest error. For purposes of making the calculations required by this Section 8.9, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and the Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 8.9. The Company will bear all costs the Firm may incur in connection with any calculations contemplated by this Section 8.9.
8.10    Legal Fees. The Partnership shall promptly pay upon presentation of appropriate documentation the reasonable legal fees incurred by the Executive in connection with the negotiation and documentation of this Agreement, together with a full tax gross-up to the extent any such amount is taxable to the Executive.
8.11    Survivorship. Except as otherwise expressly set forth in this Agreement, upon the expiration of the Employment Term, the respective rights and obligations of the parties shall survive such expiration to the extent necessary to carry out the intentions of the parties as embodied in this Agreement. This Agreement shall continue in effect until there are no further rights or obligations of the parties outstanding hereunder and shall not be terminated by either party without the express prior written consent of both parties.
8.12    Counterparts. This Agreement may be executed in counterparts (including by fax or pdf) which, when taken together, shall constitute one and the same agreement of the parties.
8.13    Partnership Representations. The Partnership represents and warrants to the Executive that (i) the execution, delivery and performance of this Agreement (and the agreements referred to herein) by the Partnership has been fully and validly authorized by all necessary action of the Partnership, (ii) the officer signing this Agreement on behalf of the Partnership is duly authorized to do so, (iii) the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which the Partnership is a party or by which it is bound and (iv) upon execution and delivery of this Agreement by the Executive and the Partnership, it shall be a valid and binding obligation of the Partnership enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
[End of Text - Signature page follows]

IN WITNESS WHEREOF, the Partnership has caused this Agreement to be duly executed and the Executive has hereunto set his hand, as of this 21st day of December, 2017.
THE PARTNERSHIP:
AIMCO Properties, L.P.
By: AIMCO-GP, Inc., its general partner
By: /s/ Jennifer Johnson
Name: Jennifer Johnson
Title: Senior Vice President - Human Resources
EXECUTIVE
/s/ Terry Considine
Terry Considine

AGREED TO BY THE COMPANY:
Apartment Investment and Management Company
By: /s/ Jennifer Johnson
Name: Jennifer Johnson
Title: Senior Vice President - Human Resources

Exhibit A
SEPARATION AGREEMENT
The purpose of this Separation Agreement (this “Agreement”) is to confirm the terms regarding Your separation of employment from AIMCO Properties, L.P. (the “Partnership”) and its related entities (“AIMCO” or the “Company”). As more fully set forth below, the Partnership desires to provide You with certain benefits in exchange for certain agreements by You.
1.    Definitions.
(a)    “You” and “Your” shall refer to Terry Considine.
(b)    The “Separation Date” shall be [INSERT DATE], 20__.
(c)    You are over forty (40) years of age, and the provisions of Section 5.1(c). hereof apply to this Agreement. The additional amount paid to You in consideration for Your execution of a waiver under the Age Discrimination in Employment Act (the “ADEA Amount”) shall be $[INSERT AMOUNT], such amount being equal to 1 week of Your current base pay.
2.    Separation of Employment. Your employment with AIMCO will terminate effective as of the Separation Date. On such date You had a separation from service, within the meaning of Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder. From and after the Separation Date, You shall have no authority and shall not represent Yourself as an employee or agent of any of the AIMCO Parties (as defined below).
3.    Separation Pay and Benefits. You will receive payments and benefits in accordance with Section 5.4(b) of Your employment agreement with the Partnership dated effective as of December 29, 2017 (the “Employment Agreement”).
4.    Return of Company Property, Confidentiality, Non-Solicitation, Proprietary Information, Non-Disparagement, Breach. You expressly acknowledge and agree to the following:
(a)    that You have returned to AIMCO all AIMCO Party documents (and any copies thereof) and property (including without limitation all keys, badges, credit cards, phone cards, cellular phones, computers, software, etc.); provided, the Company confirms that Your rolodex (or other tangible or electronic address book) and Your cellular telephone number are Your personal property and that you may also retain your calendar and any documents pertaining to your compensation information and information reasonably needed for tax preparation purposes and any other items of personal property you have brought to AIMCO ; and
(b)    that the restrictive covenants set forth in Section 6 of Your Employment Agreement shall survive the Date of Termination in accordance with the terms thereof.

5.    Release of Claims Against AIMCO. You hereby agree and acknowledge that by signing this Agreement You, on behalf of Yourself and Your heirs, successors, agents, assigns, executors, administrators, dependents and family members (collectively, including You, the “Employee Parties”) hereby generally, completely, absolutely and unconditionally release, waive, acquit, forever discharge, indemnify and hold harmless the AIMCO Parties (as defined below) from and against any and all Claims (as defined below) against any or all of the AIMCO Parties whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of time through the date this Agreement is executed by all parties. Your waiver and release herein is intended to bar any form of Claim against any or all of the AIMCO Parties seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorney’s fees and any other costs) against any or all of the AIMCO Parties, for any alleged action, inaction or circumstance existing or arising through the date this Agreement is executed by all parties. The foregoing waiver and release constitutes a FULL AND FINAL RELEASE OF ALL CLAIMS, and shall apply to all known and unknown claims or damages existing as of the date this Agreement is executed by all parties. Without limiting the foregoing general waiver and release, on behalf of the Employee Parties, You specifically waive and release any and all of the AIMCO Parties from any Claim arising from or related to Your employment relationship with the Company or the termination thereof, including, without limitation:

(i)
Claims under any local, state, federal or foreign discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Effective Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, religion, citizenship, national origin, age, gender, genetic carrier status, marital status, disability, veteran status or sexual orientation. Without limitation, specifically included in this paragraph are any Claims arising under the federal Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Immigration Reform and Control Act, the Americans With Disabilities Act and any similar local, state, federal or foreign statute or law.

(ii)
Claims under any other local, state, federal or foreign employment related statute, regulation or executive order (as they may have been amended through the Effective Date) relating to wages, hours or any other terms and conditions of employment. Without limitation, specifically included in this paragraph are any Claims arising under the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the National Labor Relations Act, and any similar local, state, federal or foreign statute or law.

(iii)	Claims under any local, state, federal or foreign common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.

(iv)	Any other Claim arising under local, state, or federal law.
(b)    Notwithstanding the foregoing, this Section 5 does not release AIMCO from any obligation expressly set forth in this Agreement, Your rights to indemnification and coverage under the Company’s directors and officers liability insurance as set forth in Section 7 of Your Employment Agreement, or any obligation of the Company to pay or provide You with accrued and vested benefits under any employee benefit plan in which You participated prior to the Date of Termination in accordance with the terms thereof. You acknowledge and agree that, but for providing this waiver and release, You would not be receiving the Separation Pay being provided to You under the terms of Your Employment Agreement.
(c)    You explicitly acknowledge that if You are over forty (40) years of age, You have specific rights under the Age Discrimination in Employment Act (“ADEA”), which prohibits discrimination on the basis of age, and the releases set forth in this Section 5.1(c) are intended to release any right that You may have to file a claim against any or all of the AIMCO Parties alleging discrimination on the basis of age. It is AIMCO’s desire and intent to make certain that You fully understand the provisions and effects of this Agreement. To that end, You have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Agreement. Consistent with the provisions of the Older Worker Benefits Protection Act (“OWBPA”), AIMCO is providing You with [twenty-one (21)/forty-five (45)] days in which to consider and accept the terms of this Agreement by signing below and returning it to the Senior Human Resources Executive in Denver, Colorado. In addition, You may rescind Your assent to this Agreement within seven (7) days after You sign it. To do so, You must deliver a notice of rescission to the Senior Human Resources Executive. To be effective, such rescission must be hand delivered or postmarked within the seven (7) day period and sent by certified mail, return receipt requested, to the Senior Human Resources Executive, AIMCO Properties L.P., 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237. By executing this Agreement, You are acknowledging that You have been afforded sufficient time to understand the terms and effects of this Agreement, that Your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither any of the AIMCO Parties nor their agents or representatives have made any representations inconsistent with the provisions of this Agreement.
6.    Release of Claims Against You. Contingent upon Your execution and non-revocation of this Agreement, AIMCO, on its behalf and on behalf of its subsidiaries (the “AIMCO Group”), hereby generally, completely, absolutely and unconditionally release, waive, acquit, forever discharge, indemnify and hold harmless You from and against any and all claims against the AIMCO Group for any alleged action, inaction or circumstance existing or arising from the beginning of time through the date this Agreement is executed by AIMCO; provided that the following claims shall not be released hereunder: (i) claims for breach of fiduciary duty, (ii) claims for willful misconduct or illegal activity, or (iii) material claims that have been concealed from AIMCO’s Board of Directors or of which a majority of the non-employee members of AIMCO’s Board of Directors is unaware on the date this Agreement is executed.
7.    Miscellaneous.
For the purposes hereof, the term “Claims” shall mean any and all claims, demands, debts, liens, agreements, promises causes of action, liability, damages, costs, and expenses of any kind and nature whatsoever, whether arising under state, federal or local law, administrative rule or regulation, common law, contract, tort, or in equity, known or unknown, whether accrued, contingent, inchoate or otherwise, suspected or unsuspected, raised affirmatively or by way of defense or offset, including, without limitation any consequences flowing, resulting, or which might result therefrom.
For the purposes hereof, the term “AIMCO Parties” shall mean AIMCO and any and all of its subsidiaries, affiliates, divisions, acquiring and/or ownership entities, parent, associated or allied companies, corporations, firms, partnerships, management companies, and/or organizations, joint ventures, and any related entities (including, without limitation, any management company and its subsidiaries and affiliates), and successors, predecessors, counsel, board members, officers, partners, trustees or employees thereof jointly and severally, in both their personal and corporate capacities. The AIMCO Parties are hereby made third party beneficiaries of Section 5 of this Agreement.
This Agreement, along with Your Employment Agreement and any equity or incentive award agreements, contains the entire agreement and understanding by and between You and Company with respect to matters set forth herein. No change, amendment or modification herein hereto shall be valid or binding unless the same is in writing and signed by the party intended to be bound. No waiver of any provision or any particular breach or default of this Agreement shall be valid unless the same is in writing and signed by the party against whom such waiver is sought to be enforced; moreover, no valid waiver of any provision or any particular breach or default of this Agreement at any time shall be deemed a waiver of any other provision or prior or subsequent breach or default of this Agreement at such time or be deemed a valid waiver of such provision at any other time. No failure or delay in exercising any right under this Agreement shall operate as a waiver thereof or of any other right, and the failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of any original violation. No single or partial exercise by any party of any right, power or remedy will preclude any other or future exercise thereof or of any other remedy. A determination that any provision of this Agreement is prohibited by law or unenforceable shall not affect the validity or enforceability of any other provision of this Agreement.
The provisions of Section 8.7 of Your Employment Agreement shall govern any controversy, dispute, or Claim of any nature arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement, including any Claim based on contract, tort or statute.

This Agreement shall be governed by, and interpreted in accordance with, the laws of the state of Colorado without reference to its conflict of laws rules. This Agreement may be executed by facsimile and in any number of counterparts; all such counterparts shall be deemed to constitute one and the same instrument, and each counterpart (whether an original, a facsimile or other copy) shall be deemed an original hereof.
If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this Agreement to the Senior Human Resources Executive at AIMCO within [twenty-one (21)/forty-five (45)] days. This Agreement may be executed in counterparts.
CONFIRMED, CONSENTED AND AGREED TO BY YOU:
____________________________________

Terry Considine
Date:
AGREED TO BY THE COMPANY:
AIMCO PROPERTIES, L.P.
By: AIMCO-GP, Inc., its general partner
By:

Name:

Title:
Date:

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